UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 9)

Tarena International, Inc.
(Name of Issuer)

Class A Ordinary Shares, par value $0.001 per share
(Title of Class of Securities)

G8675B 105
(CUSIP Number)

Christopher Lee, Esq.
Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, New York 10001
Telephone: (212) 750-8300

with a copy to:

Judie Ng Shortell, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Unit 5201, Fortune Financial Center, 5 Dongsanhuan Zhonglu
Chaoyang District, Beijing, 100020
People’s Republic of China
Telephone: +86-10-5828-6318

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 22, 2024
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See 240.13d-7(b) for other parties to whom copies are to be sent.

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
Talent Fortune Investment Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
Talent Fortune Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
KKR China Growth Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
KKR Associates China Growth L.P

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
KKR China Growth Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
KKR Group Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 Shares

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
0 Shares

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
None

	8	SHARED VOTING POWER
0 Shares

	9	SOLE DISPOSITIVE POWER
None

	10	SHARED DISPOSITIVE POWER
0 Shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

SCHEDULE 13D

CUSIP No.	G8675B 105

1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
None

	8	SHARED VOTING POWER
0 Shares

	9	SOLE DISPOSITIVE POWER
None

	10	SHARED DISPOSITIVE POWER
0 Shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 Shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

The following amendment constitutes Amendment No. 9 (the “Amendment”) to the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 22, 2015, as amended by (i) Amendment No. 1, which was filed with the SEC on July 23, 2015, (ii) Amendment No. 2, which was filed with the SEC on September 8, 2017, (iii) Amendment No. 3, which was filed with the SEC on October 12, 2017, (iv) Amendment No. 4, which was filed with the SEC on May 3, 2021, (v) Amendment No. 5, which was filed with the SEC on December 1, 2021, (vi) Amendment No. 6, which was filed with the SEC on December 19, 2023, (vii) Amendment No. 7, which was filed with the SEC on January 5, 2024, and (viii) Amendment No. 8, which was filed with the SEC on January 25, 2024 (collectively, the “Schedule 13D”).

Except as specifically amended by this Amendment, the Schedule 13D remains in full force and effect.  Capitalized terms used but not defined in this Amendment have the meanings provided in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and restated as follows:

The information set forth in Item 6 is hereby incorporated by reference into this Item 4.

As further discussed in Item 6 below, on January 19, 2024, Talent and the Issuer entered into a Share Repurchase Agreement (the “SRA”) pursuant to which Talent agreed to sell to the Issuer 5,119,698 Class A Ordinary Shares to the Issuer at a per share price of US$0.2.

Of the 5,119,698 Class A Ordinary Shares to be sold by Talent to the Issuer, 2,559,849 Class A Ordinary Shares were sold on January 23, 2024 after the closing conditions in the SRA were satisfied.  The remaining 2,559,849 Class A Ordinary Shares were sold on February 22, 2024 after the closing conditions in the SRA were satisfied.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a) and (b)

The information set forth in the cover pages of this Schedule 13D is hereby incorporated by reference into this Item 5.

Talent directly beneficially owns 0 Class A Ordinary Shares.  The shares that Talent directly beneficially owns represent 0.0% of the Class A Ordinary Shares outstanding.

To the best knowledge of the Reporting Persons, none of the other persons named in Item 2 beneficially owns any Class A Ordinary Shares except as described herein.

(c)  Since the filing of Amendment No. 8 to the Schedule 13D on January 25, 2024, except as described in Items 4 and 6, none of the Reporting Persons, or, to the best knowledge of the Reporting Persons, any other individual named in Item 2, has engaged in any transaction in the Class A Ordinary Shares in the past 60 days.

(d)  To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, or the partners, members, affiliates or shareholders of the Reporting Persons, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer reported as beneficially owned by the Reporting Persons herein.

(e)  As described herein, on February 22, 2024, the Reporting Persons ceased to be the beneficial owners of 5% or more of the Class A Ordinary Shares of the Issuer.  Accordingly, this statement on Schedule 13D is hereby terminated, and this Amendment constitutes the final amendment hereto.

Item 6.	Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended and supplemented to include the following:

Share Repurchase Agreement

On January 19, 2024, Talent and the Issuer entered into a Share Repurchase Agreement (the “SRA”) pursuant to which Talent agreed to sell to the Issuer 5,119,698 Class A Ordinary Shares to the Issuer at a per share price of US$0.2.  Under the SRA, the sale will occur on two separate dates.  The first closing for the sale and repurchase of 2,559,849 Class A Ordinary Shares will take place on the fifth business day following the date of the SRA (the “First Closing”).  The second closing of the sale and repurchase of the remaining 2,559,849 Class A Ordinary Shares will take place on the fifth business day following February 19, 2024 (the “Second Closing”).  Each of the First Closing and Second Closing is subject to certain closing conditions set forth in the SRA, including the condition that Talent has received payment from the Issuer for the Class A Ordinary Shares to be sold at each of the First Closing and Second Closing.

Talent and the Issuer agreed to accelerate the timing of the First Closing, and the First Closing occurred on January 23, 2024.  Talent and Issuer also agreed to accelerate the timing of the Second Closing, and the Second Closing occurred on February 22, 2024 after certain closing conditions were satisfied.

The description of the terms of the SRA are qualified in their entirety by reference to the SRA that is listed in Item 7 and is incorporated by reference in this Item 6.

Item 7.	Material to Be Filed as Exhibits

Item 7 of the Schedule 13D is hereby amended and restated as follows:

Exhibit A	Joint Filing Agreement dated December 19, 2023, by and among the Reporting Persons, previously filed.

Exhibit B	Powers of Attorney for Henry R. Kravis and George R. Roberts, previously filed.

Exhibit C	Share Purchase Agreement dated June 13, 2015, by and among Talent, the GS Sellers, and Connion, previously filed.

Exhibit D	Share Purchase Agreement dated June 13, 2015, by and among Talent, the IDG Sellers, and Connion, previously filed.

Exhibit E	Convertible Bond Purchase Agreement dated July 14, 2015, by and among Talent, Talent Wise, Moocon and Mr. Han, previously filed.

Exhibit F	Registration Rights Agreement dated July 17, 2015, by and between the Issuer and Talent, previously filed.

Exhibit G	Rollover and Support Agreement dated April 30, 2021, by and between Kidedu Holdings Limited and Talent Fortune Investment Limited, previously filed.

Exhibit H
Agreement and Plan of Merger, among Kidedu Holdings Limited, Kidarena Merger Sub and the Issuer, dated as of April 30, 2021, incorporated herein by reference to Exhibit 99.2 to the Report on Form 6-K filed by the Issuer with the SEC on May 3, 2021.

Exhibit J
Termination and Settlement Agreement among Kidedu Holdings Limited, Kidarena Merger Sub, Mr. Shaoyun Han, Kidtech Limited, Ascendent Capital Partners III, L.P. and the Issuer dated as of November 15, 2021, incorporated herein by reference to Exhibit 99.2 to the Report on Form 6-K filed by the Issuer with the SEC on November 15, 2021.

Exhibit K	Share Repurchase Agreement dated January 19, 2024, by and between the Issuer and Talent, previously filed.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2024

Talent Fortune Investment Limited

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

Talent Fortune Holdings Limited

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR China Growth Fund L.P.
By:KKR Associates China Growth L.P., its General Partner
By:KKR China Growth Limited, its General Partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR Associates China Growth L.P.
By: KKR China Growth Limited, its General Partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR China Growth Limited

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR Group Partnership L.P.
By: KKR Group Holdings Corp., its General Partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR Group Holdings Corp.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR Group Co. Inc.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR & Co. Inc.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR Management LLP

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

Henry R. Kravis

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact

George R. Roberts

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact